Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 24, 2013, Cynosure, Inc. (“Cynosure”) completed its acquisition of Palomar Medical Technologies, Inc., (“Palomar”), pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of May 15, 2013 (the “Merger Agreement”), by and among Cynosure, a Delaware corporation, Commander Acquisition, LLC (formerly Commander Acquisition Corp.), a Delaware limited liability company and wholly-owned subsidiary of Cynosure (the “Merger Sub”), and Palomar, a Delaware corporation. As a result of the transaction, former Palomar stockholders, in the aggregate, received $145.8 million in cash and 6.0 million shares of Cynosure Class A common stock for their shares of Palomar common stock. The total consideration was valued at $287.2 million, based upon the closing price of Cynosure Class A common stock on June 24, 2013.

Palomar developed innovative aesthetic light-based systems for hair removal and other cosmetic procedures, including both lasers and high powered lamps. The acquired aesthetic laser assets include Icon Aesthetic System, the StarLux laser and pulsed light system and the Vectus diode laser.

The acquisition complements and broadens Cynosure’s product lineup with the addition of Palomar’s intense pulsed light, fractional laser and diode aesthetic systems, doubles the number of patents in Cynosure’s portfolio and enhances Cynosure’s global distribution network.

During the integration process Cynosure identified reliability issues with Palomar’s Vectus diode laser, primarily involving the large tip delivery system. Cynosure is currently reviewing shipments to new customers while they address these issues. Demand for the Vectus diode laser remains high and Cynosure is working to resolve these issues and support customers in the coming quarters.

The unaudited pro forma condensed combined financial information that follows combines the historical accounts of Cynosure and Palomar. The unaudited pro forma condensed combined balance sheet as of March 31, 2013 shows the consolidated financial position of Cynosure and Palomar as if the merger had occurred on that date. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 reflect the companies’ consolidated results as if the merger had occurred as of January 1, 2012. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger, and with respect to the unaudited pro forma condensed combined statements of operations only, are expected to have a continuing impact on consolidated results of operations.

This pro forma financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements; and

•	Cynosure’s and Palomar’s separate unaudited historical consolidated financial statements and notes as of and for the three months ended March 31, 2013 included in their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013 and their separate audited historical consolidated financial statements and notes as of and for the year ended December 31, 2012 included in their respective Annual Reports on Form 10-K for the year ended December 31, 2012.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only, and is based on estimates using information available at this time. You should not rely on this information as being indicative of future consolidated results or the future financial position after the acquisition. The determination of the final allocation of the purchase price has not been completed as Cynosure continues to determine the fair value of certain assets and liabilities acquired and has retained an independent valuation firm to assist with the determination of the fair value of certain assets acquired. Accordingly, the purchase accounting adjustments made in the preparation of the unaudited pro forma condensed combined financial information are preliminary and subject to adjustment. Such adjustments may be material. The unaudited pro forma condensed combined financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, strategy modifications, asset dispositions or other actions that may result from the integration of Cynosure’s and Palomar’s operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting with Cynosure treated as the accounting acquirer. Accordingly, the assets, liabilities and commitments of Palomar, the accounting acquiree, are adjusted to their estimated March 31, 2013 fair values. The estimates of fair value are preliminary and are dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive valuation.

CYNOSURE, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2013

(In thousands)

	Cynosure	Palomar	Pro Forma Adjustments		Combined
ASSETS:
Current assets:
Cash and cash equivalents	$89,237	$57,823	$(115,845	)(h)	$31,215
Short-term marketable securities	43,770	29,010	(30,000	)(h)	42,780
Accounts receivable, net	20,945	12,090	1,141	(i)	34,176
Inventories	32,866	20,643	4,608	(j)	58,117
Prepaid expenses and other current assets	5,075	1,087	—		6,162
Deferred income taxes	779	—	5,781	(f)	6,560

Total current assets	192,672	120,653	(134,315)		179,010
Property and equipment, net	8,688	35,584	(6,745	)(k)	37,527
Long-term marketable securities	13,637	13,986	—		27,623
Goodwill, net	15,766	—	105,260	(l)	121,026
Intangibles, net	5,610	—	40,320	(m)	45,930
Other assets	1,016	409	—		1,425

Total assets	$237,389	$170,632	$4,520		$412,541

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$10,127	$2,695	$—		$12,822
Amounts due to related party	1,701	—	—		1,701
Accrued expenses	17,637	9,981	23,283	(n)	50,901
Deferred revenue	5,112	3,357	(1,024	)(o)	7,445
Capital lease obligations	311	—	—		311

Total current liabilities	34,888	16,033	22,259		73,180
Capital lease obligations, net of current portion	349	—	—		349
Deferred revenue, net of current portion	343	918	(280	)(p)	981
Other noncurrent liabilities	2,227	3,062	5,451	(f)	10,740
Commitments and contingencies			—		—
Stockholders’ equity:
Preferred stock, $0.001 par value	—	—	—		—
Class A common stock, $0.001 par value	17	200	(194	)(q)	23
Additional paid-in capital	192,384	222,013	(80,660	)(q)	333,737
Retained earnings (deficit)	11,522	(71,636)	57,986	(f)(r)	(2,128)
Accumulated other comprehensive (loss) income	(2,168)	42	(42	)(s)	(2,168)
Treasury stock	(2,173)	—	—		(2,173)

Total stockholders’ equity	199,582	150,619	(22,910)		327,291

Total liabilities and stockholders’ equity	$237,389	$170,632	$4,520		$412,541

CYNOSURE, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months ended March 31, 2013

(In thousands, except per share amounts)

	Cynosure	Palomar	Pro Forma Adjustments		Combined
Product revenues	$34,117	$18,037	$—		$52,154
Parts, accessories and service revenues	6,573	3,149	—		9,722
Royalty revenues	—	1,979	(839	)(a)	1,140
Other revenues	—	58	—		58

Total revenues	40,690	23,223	(839)		63,074
Cost of revenues	17,003	10,152	(33	)(b)	27,122

Gross profit	23,687	13,071	(806)		35,952
Operating expenses:
Sales and marketing	12,603	7,398	54	(c)	20,055
Research and development	3,781	2,582	—		6,363
Amortization of intangible assets acquired	214	—	289	(d)	503
General and administrative	5,101	4,030	(2,383	)(e)	6,748

Total operating expenses	21,699	14,010	(2,040)		33,669

Income (loss) from operations	1,988	(939)	1,234		2,283
Interest income, net	32	77	—		109
Other expense, net	(357)	(437)	—		(794)

Income (loss) before provision for income taxes	1,663	(1,299)	1,234		1,598
Provision (benefit) for income taxes	424	(187)	(46	)(f)	191

Net income (loss)	$1,239	$(1,112)	$1,280		$1,407

Basic net income (loss) per share	$0.08	$(0.06)	—		$0.06

Diluted net income (loss) per share	$0.07	$(0.06)	—		$0.06

Basic weighted average common shares outstanding	16,185	18,964	6,028	(g)	22,213
Diluted weighted average common shares outstanding	16,860	18,964	6,028		22,888

CYNOSURE, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year ended December 31, 2012

(In thousands, except per share amounts)

	Cynosure	Palomar	Pro Forma Adjustments		Combined
Product revenues	$128,513	$58,517	$—		$187,030
Parts, accessories and service revenues	24,980	13,868	—		38,848
Royalty revenues	—	6,888	(2,212	)(a)	4,676
Other revenues	—	1,300	—		1,300

Total revenues	153,493	80,573	(2,212)		231,854
Cost of revenues	64,567	37,894	875	(b)	103,336

Gross profit	88,926	42,679	(3,087)		128,518
Operating expenses:
Sales and marketing	47,543	27,482	168	(c)	75,193
Research and development	12,972	10,299	—		23,271
Amortization of intangible assets acquired	1,368	—	982	(d)	2,350
General and administrative	14,910	10,889	(24	)(e)	25,775

Total operating expenses	76,793	48,670	1,126		126,589

Income (loss) from operations	12,133	(5,991)	(4,213)		1,929
Interest income, net	60	345	—		405
Other income (expense), net	532	(40)	—		492

Income (loss) before provision for income taxes	12,725	(5,686)	(4,213)		2,826
Provision for income taxes	1,764	485	(967	)(f)	1,282

Net income (loss)	$10,961	$(6,171)	$(3,246)		$1,544

Basic net income (loss) per share	$0.83	$(0.33)	—		$0.08

Diluted net income (loss) per share	$0.79	$(0.33)	—		$0.08

Basic weighted average common shares outstanding	13,189	18,864	6,028	(g)	19,217
Diluted weighted average common shares outstanding	13,792	18,864	6,028		19,820

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

On June 24, 2013, Cynosure completed its acquisition of Palomar. The accompanying unaudited pro forma condensed combined financial statements present the pro forma condensed combined financial position and results of operations of the combined company based upon the historical financial statements of Cynosure and Palomar, after giving effect to the merger and adjustments described in these notes, and are intended to reflect the impact of the merger on Cynosure.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs that may result from the integration of Cynosure’s and Palomar’s operations.

The unaudited pro forma condensed combined balance sheet reflects the merger as if it was completed on March 31, 2013 and includes pro forma adjustments for Cynosure’s preliminary valuations of certain tangible and intangible assets. These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statements of operations reflect the merger as if it had been completed on January 1, 2012.

The pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon the purchase price of $287.2 million. This amount reflects the conversion of each outstanding share of Palomar common stock (including the issuance of common stock upon the conversion of restricted stock units and stock appreciation rights and upon the exercise of outstanding stock options) into the right to receive $6.825 in cash and 0.2819 shares of Cynosure Class A common stock. Cynosure issued approximately 6.0 million shares of Class A common stock based on a calculated exchange ratio of 0.2819, which is the exchange ratio calculated as of June 24, 2013, the effective date of the merger. Any Palomar stock options that were not exercised prior to the acquisition were cancelled.

The following is a summary of the purchase price for Palomar:

	(In thousands, except exchange ratio and share data)
Number of Palomar shares acquired	21,382,570
Multiplied by the exchange ratio	0.2819

Number of shares of Cynosure Class A common stock issued to the holders of Palomar common stock	6,028,105
Multiplied by the price per share of Cynosure Class A common stock as of June 24, 2013	$23.45	$141,359
Cash portion of purchase price ($6.825 per outstanding share of Palomar common stock)		145,845

Purchase price		$287,204

For purposes of this pro forma analysis, the above purchase price has been allocated based on an estimate of the fair value of net assets acquired.

(In thousands)
Allocation of purchase consideration
Net book value of assets acquired as of March 31, 2013	$150,619

Remaining allocation
Identifiable intangible assets(1)	$40,320
Increase to adjust royalty receivable to fair value	1,141
Increase to adjust inventory to fair value	4,851
Decrease to adjust property and equipment, net to fair value	(6,988)
Increase to adjust accrued expenses to fair value	(3,569)
Other liability	(283)
Decrease to adjust deferred revenue to fair value	1,304
Increase in long-term deferred tax liability due to impact of acquired assets(f)	(5,451)
Goodwill(2)	105,260

Purchase price	$287,204

(1)	There are significant limitations regarding the information available to Cynosure regarding any identifiable intangible assets acquired. Sufficient information is not available at this time to provide specifics with regard to individual products, research and development projects, valuation methods and appraisal methods (among other information), which will be utilized to determine the actual identifiable intangible assets acquired.

For purposes of the unaudited pro forma condensed combined financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within (but not limited to) the following general categories:

•	currently-marketed products, including patented and unpatented technology;

•	distributor agreements;

•	trademarks and trade names; and

•	customer relationships

The unaudited pro forma condensed combined financial statements include estimated identifiable intangible assets with a fair value aggregating $40.3 million, which will be amortized based on the pattern in which the economic benefits of the respective intangible assets are consumed. If no such pattern can be reliably determined, straight-line amortization will be followed. The current estimated weighted average life approximates 15 years. Independent valuation advisors are being used to assist with the estimate of the identifiable intangible asset value. The estimated identifiable intangible asset value is primarily based on information and assumptions developed by Cynosure management, certain publicly available information, and discussions with Palomar’s management. These estimates will be adjusted based upon the final valuation and any such adjustments could be significant. The final valuation is expected to be completed within 12 months after the completion of the merger.

In accordance with the requirements of ASC 350—Intangibles—Goodwill and Other, any goodwill and acquired indefinite-lived intangible assets associated with the merger will not be amortized.

(2)	As noted above, the purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of $287.2 million.

Based on the purchase price, the estimated net fair value of the assets acquired was less than the purchase consideration. Consequently, the initial purchase price allocation resulted in goodwill of $105.3 million.

Upon completion of the fair value assessment after the merger, Cynosure anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. Any such adjustment to goodwill could be significant.

Note 2. Pro Forma Adjustments (amounts in thousands unless otherwise noted)

(a)	Adjustment to eliminate the royalty revenue paid to Palomar by Cynosure.

(b)	To record the following adjustments to cost of revenues:

	Three Months Ended March 31, 2013	Fiscal Year Ended December 31, 2012
Eliminate royalty expense due to Palomar recorded by Cynosure	$(791)	$(2,432)
Amortization of acquired developed technology (estimated life of 10 years)	758	3,307

TOTAL	$(33)	$875

(c)	Adjustment to record depreciation expense for demonstration inventory reclassified to property and equipment, net to conform to Cynosure’s policy.

(d)	Adjustment to record amortization expense on intangible assets acquired (excluding developed technology, which is expensed to cost of revenues):

Pro forma amortization expense for all of the identifiable intangible assets acquired was recorded based on the pattern in which the economic benefits of the intangible assets are consumed. The current estimate is a weighted average life approximating 15 years.

Amortization expense (including amortization recognized within cost of revenues), based on the pattern in which the economic benefits of the intangible assets are consumed, for each of the succeeding five years and thereafter at December 31, 2012, would approximate:

2013	$4,186
2014	3,820
2015	3,689
2016	3,254
2017	3,116
Thereafter	17,966

TOTAL	$36,031

(e)	To record the following adjustments to general and administrative expenses:

	Three Months Ended March 31, 2013	Fiscal Year Ended December 31, 2012
Adjustment to reflect the reduction in depreciation expense associated with the estimated fair value write-down of the property and equipment acquired from Palomar	$(5)	$(24)
Adjustment to remove actual transaction costs incurred and recorded in the historical financial statements	(2,378)	—

TOTAL	$(2,383)	$(24)

(f)	The unaudited pro forma domestic income tax expense has been calculated based on the assumption that the Palomar net operating loss carryovers and tax credits are not subject to a restrictive limitation under Section 382 of the Code. The pro forma adjustment to decrease income tax expense is primarily attributable to the utilization of acquired Palomar tax attributes to offset the income of the combined group. Cynosure is in the process of evaluating the historic ownership changes of Palomar in order to make a definitive determination of the future availability of its tax attributes. If a restrictive Section 382 limitation existed it would impact the tax expense recorded for the combined group.

The merger between the companies is expected to result in carryover basis for all tax attributes. As a result, the Company recorded a net deferred tax liability of approximately $5.5 million. This amount represents: the net deferred tax assets acquired from Palomar of $36 million offset by the $18.1 million of deferred tax liabilities recorded in acquisition accounting (primarily associated with the basis difference in the acquired intangible assets) and a valuation allowance established in purchase price accounting of $23.4 million. Cynosure has considered the deferred tax liabilities as sources of income to support the partial realization of the legacy U.S. deferred tax assets of Cynosure. As a result, during the quarter ended June 30, 2013, Cynosure recorded an income tax benefit of $5.8 million for the release of a portion of the legacy Cynosure domestic valuation allowance. As this was considered nonrecurring, it has not been presented as an adjustment within either the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2012 or for the three months ended March 31, 2013. However, this benefit is reflected as an adjustment to decrease the pro forma accumulated deficit presented in the unaudited pro forma balance sheet as of March 31, 2013. Cynosure continues to maintain a valuation allowance against its remaining U.S. deferred tax assets and the U.S. deferred tax assets acquired from Palomar. If, due to a restrictive Section 382 limitation or other information that becomes available during acquisition accounting, Cynosure determines that an additional portion of the Cynosure U.S. deferred tax assets are more-likely-than-not realizable, the benefit for the release of any valuation allowance maintained against legacy Cynosure deferred tax assets would be recorded as a tax benefit within net income. Cynosure also continues to maintain a full valuation allowance against its net deferred tax assets in certain foreign jurisdictions including those foreign net deferred tax assets acquired through this merger.

(g)	Adjustment to reflect the 6,028,105 shares of Cynosure Class A common stock issued in connection with the merger agreement.

(h)	Adjustment to reflect the cash and short-term investment component of the purchase price pursuant to the merger agreement.

(i)	Adjustment to record a receivable for royalty revenue earned at March 31, 2013, but recorded by Palomar on a cash basis in the second quarter of 2013.

(j)	To record the following adjustments to inventories (000s) at March 31, 2013:

Adjust inventory to its estimated fair value	$4,851
Reclassification of demonstration inventory to property and equipment, net to conform to Cynosure’s policy	(243)

TOTAL	$4,608

(k)	The following adjustments were made to property and equipment, net (000s) at March 31, 2013:

Adjust the value of the property and equipment acquired to its estimated fair value	$(6,988)
Reclassification of demonstration inventory to property and equipment, net to conform to Cynosure’s policy	243

TOTAL	$(6,745)

(l)	As described in Note 1, the adjustment represents the goodwill generated from the merger after allocating the purchase price to the estimated fair value of the net assets acquired.

(m)	Adjustment to record the estimated definite-lived intangible assets acquired as follows:

Trademarks and trade-names	$10,360
Customer relationships	18,370
Developed technology	11,590

TOTAL	$40,320

(n)	To record the following adjustments to accrued expenses (000s) at March 31, 2013:

Estimated compensation payable to certain executives of Palomar upon a change in control as required by amended employment agreements executed in contemplation of the merger(t)	$18,728
Estimated merger transaction costs of both Cynosure ($1,777) and Palomar ($3,569)	5,346
Elimination of accrued royalty recorded by Cynosure payable to Palomar	(791)

TOTAL	$23,283

(o)	Adjustment to reduce the current portion of Palomar deferred revenue to its estimated fair value at March 31, 2013.

(p)	Adjustment to reduce the long-term portion of Palomar deferred revenue to its estimated fair value at March 31, 2013.

(q)	Class A Common Stock—Adjustment to eliminate the historical common stock of Palomar of $199,705, offset by an increase of $6,028 for the issuance of 6,028,105 shares of Cynosure Class A common stock at $0.001 par value.

Additional Paid in Capital—Adjustment to eliminate the historical additional paid in capital of $222.0 million of Palomar, offset by an increase of $141.4 million for the issuance of 6,028,105 shares of Cynosure Class A common stock.

(r)	To record the following adjustments to retained earnings:

Adjustment to eliminate the historical retained deficit of Palomar	$71,636
Compensation payable to certain executives of Palomar upon a change in control as required by amended employment agreements executed in contemplation of the merger(t)	(18,445)
Adjustment to record the income tax benefit for the release of a portion of the domestic valuation allowance(f)	5,781
Merger transaction costs of Cynosure	(1,777)
Elimination of the royalty accrual recorded by Cynosure payable to Palomar	791

TOTAL	$57,986

(s)	Adjustment to eliminate the historical treasury stock and accumulated other comprehensive loss balances of Palomar.

(t)	Upon the consummation of the merger and in accordance with the terms of their existing employment agreements, certain Palomar employees are entitled to severance benefits in the event their employment is subsequently terminated. Additionally, certain of these employees amended their employment agreements in contemplation of the merger such that a portion of their severance benefits becomes immediately due upon consummation of the merger. All such amounts have been expensed by Cynosure in its post-merger statement of operations.